EXHIBIT 5.1

[FORM OF LEGAL OPINION]

MORRIS, MANNING & MARTIN, LLP

ATTORNEYS AT LAW

1600 ATLANTA FINANCIAL CENTER

3343 PEACHTREE ROAD, N.E.

ATLANTA, GEORGIA  30326-1044

TELEPHONE (404) 233-7000

FACSIMILE (404) 365-9532

April 30, 2007

Charys Holding Company, Inc.

1117 Perimeter Center West

Suite N415

Atlanta, GA  30338

Re:                               Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel for Charys Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form SB-2, including any amendments thereto (the “Registration Statement”), of the offer and sale by the selling stockholders identified in the Registration Statement of $201,250,000 principal amount of the Company’s 8.75% Senior Convertible Notes due February 16, 2012 (the “Notes”); the full and unconditional guarantees of certain of the Company’s subsidiaries of its obligations under the Notes (the “Guarantees”); warrants to purchase 67,083,267 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at $5.00 per share (the “$5 Warrants”); warrants to purchase 67,083,267 shares of Common Stock at $4.00 per share (the “$4 Warrants”); and a total of 223,610,889 shares of Common Stock issuable upon conversion of the Notes and exercise of the $5 Warrants and the $4 Warrants (such shares of Common Stock together with the Notes, the Guarantees, the $5 Warrants and the $4 Warrants are collectively referred to herein as the “Securities”).  This opinion letter (this “Opinion”) is being furnished to you for filing pursuant to Item 601 of Regulation S-B promulgated under the Act.

We have examined such documents, corporate records and other instruments as we have considered necessary and advisable for purposes of rendering this Opinion.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to this Opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon and subject to the foregoing, we are of the opinion that the Securities being sold, when issued, sold and delivered as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP